EXHIBIT 11


                           IPI, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (In Thousands, Except Per Share Amounts)

                                                                Three Months Ended        Nine Months Ended
                                                                     August 31,               August 31,
                                                                ------------------        -----------------
                                                                2000         1999         2000         1999
                                                                ----         ----         ----         ----

Net Income                                                     $  151       $  457       $  872       $1,376

Weighted average number of issued shares outstanding            4,859        4,734        4,843        4,734

Shares used in computation of basic earnings per common
     stock                                                      4,859        4,734        4,843        4,734
                                                               ======       ======       ======       ======

Dilutive effect of outstanding stock options and stock
     warrants after application of treasury stock method            0            0            0            0
                                                               ------       ------       ------       ------

Common and common equivalent shares outstanding-diluted         4,859        4,734        4,843        4,734
                                                               ======       ======       ======       ======

Basic and diluted earnings per common share                    $  .03       $  .10       $  .18       $  .29
                                                               ======       ======       ======       ======


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